EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Zale Corporation

We consent to the incorporation by reference in the registration statements (No. 333-67527, 333-51607, 333-20673, 333-01789, 33-87782, 333-53802, 333-53804, and 333-117249 on Form S-8) of Zale Corporation and subsidiaries of our report dated August 30, 2004, relating to the consolidated balance sheets of Zale Corporation and subsidiaries as of July 31, 2004 and 2003, and the related consolidated statements of operations, cash flows, and stockholders’ investment for each of the three years in the period ended July 31, 2004, which report appears in the July 31, 2004, annual report on Form 10-K of Zale Corporation and its subsidiaries.

/s/ KPMG LLP

Dallas, Texas
October 12, 2004